FORM 4
             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

      Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of
1940

1.   Duke                Clifton             R.
     (Last)             (First)             (Middle)

     P.O. Box 1037
     (Street)

     Colleyville         Texas                76034
     (City)              (State)             (Zip)

2.  Issuer Name and Ticker or Trading Symbol
    Arrow-Magnolia International, Inc.

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

4.  Statement for Month/Year
    August 1998

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

       Director          X         10% Owner
       Officer (give               Other (specify
       title below)                below)


7.   Individual or Joint/Group Filing (Check Applicable Line)
     X    Form filed by One Reporting Person
          Form filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
OF, OR BENEFICIALLY OWNED

1.   Title of Security:  Common Stock, par value $0.10

2.   Transaction Date (Month/Day/Year): 8/31/98



3.   Transaction Code:  Code P

4.   Securities Acquired (A) or Disposed of (D):

          Amount              (A) or (D)     Price
          2,400               A              $4.6875

5.   Amount of Securities Beneficially Owned at End of Month:
     8,450(1)

6.   Ownership Form:  Direct (D) or Indirect (I):  D

7.   Nature of Indirect Beneficial Ownership:

(1)  After giving effect to a 10% stock dividend effective July 14, 1998.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
CONVERTIBLE SECURITIES)

1.   Title of Derivative Security:

2.   Conversion or Exercise Price of Derivative Security:

3.   Transaction Date (Month/Day/Year):

4.   Transaction Code:   Code           Voluntary

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)

6.   Date Exercisable and Expiration Date (Month/Day/Year):

     Date Exercisable              Expiration Date

7.   Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

8.   Price of Derivative Security:

9.   Number of derivative Securities Beneficially Owned at End of
     Month:

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I):

11.  Nature of Indirect Beneficial Ownership:

Explanation of Responses:

                             /s/ Clifton R. Duke
                             Signature of Reporting Person

                              September 4, 1998